Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Sezzle Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share	457(c)	117,160,590	$0.3492	$40,910,925.65	$0.0001102	$4,508.38
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$40,910,925.65		$4,508.38
	Total Fees Previously Paid					-	-	-
	Total Fee Offsets					-	-	-
	Net Fee Due							$4,508.38

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement.
(2)	Estimated in accordance with Rule 457(c) based upon the average of the high (0.53 AUD) and low (0.515 AUD) sale prices of the registrant’s common stock on March 17, 2023, as reported in the form of CHESS Depositary Interests, or CDIs, on the Australian Securities Exchange, or the ASX.
(3)	The U.S. dollar equivalent of the maximum offering price per unit has been calculated using an exchange rate of 0.6683 to convert Australian dollars to U.S. dollars as of March 17 2023, as announced by the Federal Reserve as of 12:00 p.m., Eastern Time.